EXHIBIT 23.(i)

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the capiton "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-67943) and related Prospectus of American Standard Inc. and American Standard Companies Inc. for the registration of $750,000,000 of debt securities and to the incorporation by reference therein of our reports dated February 16, 1998 and February 18, 1999 with respect to the consolidated financial statements and schedules of American Standard Inc. and American Standard Companies Inc., respectively, incorporated by reference in their Annual Reports (Form 10-K) for the years ended December 31, 1997 and December 31, 1998, respectively, filed with the Securities and Exchange Commission.

                                      /s/ Ernst & Young LLP

New York, New York
April 6, 1999